NEWS RELEASE

Energy Transfer Partners and Sunoco LP Announce
Approximately $1.94 Billion Dropdown of Susser Holdings Corp.

•	Transaction consideration of approximately 50% cash and 50% SUN LP Units

•	Transaction increases SUN’s exposure to fast growing retail business

•	Transaction is cash flow breakeven to SUN in 2015 and significantly accretive thereafter while it is immediately accretive to ETP

•	ETP benefits from almost $1 billion of upfront cash to continue to fund its over $10 billion capital program through 2016

•	Remaining dropdowns from ETP to SUN likely to be completed by the end of 2016
DALLAS and HOUSTON, July 15, 2015 - Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN) announced today the dropdown of 100% of Susser Holdings Corp. (SHC) for approximately $1.94 billion. In addition, there will be an exchange for 11 million SUN units owned by SHC for another 11 million new SUN units to a subsidiary of ETP.
For the SHC dropdown, SUN will pay to ETP approximately $970 million in cash and issue approximately 22 million SUN units valued at approximately $970 million based on the five-day volume-weighted average price of SUN’s common units as of July 14, 2015. Pro forma for this transaction, ETP will remain the largest unitholder of SUN. The amount of SUN units being issued to ETP in this transaction reflects ETP’s continued confidence in SUN’s business and future growth prospects.
The timing of this dropdown transaction is driven by the desire to accelerate SUN’s exposure to the fast growing retail business with its exciting backlog of organic growth opportunities and strong EBITDA performance. The size of this transaction reflects the structural simplicity of a single drop of a corporate entity into SUN and ultimately its wholly-owned corporate subsidiary, Susser Petroleum Property Co. LLC (“PropCo”).
For ETP, this transaction is expected to be immediately accretive to distributable cash flow for 2015 and beyond. For SUN, the transaction is breakeven with respect to distributable cash flow in 2015 and significantly accretive thereafter.
SHC’s operations consist primarily of retail activity through the operation of convenience stores in Texas, New Mexico and Oklahoma, offering merchandise, food service, motor fuel and other services. The company operates retail stores under the proprietary Stripes® convenience store brand.
For SUN, the addition of significant size and scale will deliver new organic growth opportunities and enhance its ability to focus on a broad range of third-party acquisition opportunities. The dynamic EBITDA growth at SHC creates a strong runway for increasing distributable cash flow beginning in 2016.

Simultaneously with this transaction, ETP and Energy Transfer Equity (NYSE: ETE) have announced a transaction in which ETP will transfer the GP interest and incentive distribution rights (IDRs) of SUN to ETE in exchange for 21 million ETP units held by ETE. ETE has also agreed to a 2-year IDR subsidy ($35 million per annum) to ETP through June 30, 2017, which replaces an existing, $35 million per annum subsidy that, as agreed between ETE and ETP in connection with the original SHC merger, would automatically terminate in the event that ETP transfers the SUN GP interest and IDRs to ETE. The transaction represents a current value of approximately $1.2 billion. When viewed together, these transactions are a strong endorsement by ETE and ETP of SUN’s current and future success and a validation of its business strategy and model.
For ETP, the SUN LP units -- at their current price, implied yield, and built-in anticipated distribution growth profile -- represent a very attractive currency. When combined with the almost $1 billion of upfront cash to help fund ETP’s robust capital program, which allows ETP to avoid a like amount of equity issuances, the overall transaction becomes very compelling for ETP.
All of the income from SHC will be non-qualifying income to SUN and therefore SHC will be immediately contributed to PropCo. SUN anticipates that cash taxes at PropCo going forward will be minimal.
The transaction is expected to close on August 1, subject to customary closing conditions. The approximately 22 million SUN units to be received by ETP as part of the SHC transaction will not receive 2nd quarter 2015 distributions from SUN. Following the GP/IDR exchange, ETP will deconsolidate SUN for accounting purposes, and as a result, SUN will consolidate up through ETE’s financial statements.
Tudor, Pickering, Holt & Co. acted as financial advisor to the ETP conflicts committee. Akin Gump Strauss Hauer & Feld LLP acted as legal advisor to ETP and Richard Layton & Finger, P.A. acted as legal advisor to the ETP conflicts committee.
Perella Weinberg Partners acted as financial advisor to the SUN special committee. Andrews Kurth LLP acted as legal advisor to SUN and Potter Anderson & Corroon acted as legal advisor to the SUN special committee.

For additional information on the transaction and pro forma financial information, please refer to filings made by SUN and ETP on Form 8-K with the U.S. Securities and Exchange Commission.
Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites. SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners (NYSE: ETP). While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business through its interest in Sunoco, LLC, as well as wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC that operate approximately 1,100 convenience stores and retail fuel sites. For more information, visit the Sunoco LP website at www.SunocoLP.com.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,000 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 44% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 23.6 million ETP common units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Forward-Looking Statements

This news release contains "forward-looking statements" which may describe Sunoco LP's ("SUN") and/or Energy Transfer Partners, L.P.’s (“ETP”) objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management's expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including the SHCdrop-down and future drop-downs) and the Partnerships’ overall business strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN's and SHC’s markets; dangers inherent in storing and transporting motor fuel; SUN's or SHC’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN's and ETP's ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of SUN's and ETP's most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Sunoco LP

Scott Grischow
Director – Investor Relations and Treasury
(361) 884-2463, scott.grischow@susser.com

Dennard-Lascar Associates
Anne Pearson
(210) 408-6321, apearson@dennardlascar.com

Energy Transfer Partners, L.P.

Brent Ratliff, Vice President, Investor Relations
(214) 981-0700, brent.ratliff@energytransfer.com

Granado Communications
Vicki Granado
(214) 599-8785, vicki@granadopr.com

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